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                                                                     EXIHIBIT 99
NEWS RELEASE

Date:                          May 5, 1999

CONTACTS:
Media:                         Investors:
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County National Bank
William F. Falger              William A. Franson
(814)765-9621                  (814)765-9621

PNC Bank
Bruce Whitehair                William H. Callihan
(814)871-9586                  (412)762-8257
bruce.whitehair@pncbank.com    invrela@pncmail.com
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                                                   FOR IMMEDIATE RELEASE

COUNTY NATIONAL BANK TO ACQUIRE FOUR PNC BANK BRANCHES IN NORTHWEST PENNSYLVANIA

Erie, PA, May 5, 1999 - CNB Financial Corporation (NASDAQ: CCNE) and PNC Bank Corp. (NYSE: PNC) today announced that their banking subsidiaries have reached a definitive agreement for County National Bank to purchase four PNC Bank, N.A. branches in Northwest Pennsylvania from PNC Bank. The agreement includes the acquisition of PNC Bank branch offices, related deposits and consumer loans and small business relationships at the following branches: Bradford, Kane (McKean County), Ridgway and Johnsonburg (Elk County).

          County National Bank will acquire approximately $113 million in deposits, approximately $27 million in consumer and business banking loans, along with related fixed assets, leases and safe deposit business. PNC Bank will retain its large corporate, brokerage, trust, merchant services and mortgage customers.

          Terms of the agreement were not fully disclosed. The transaction, subject to regulatory approval, is expected to be completed by the end of September 1999.

          "This transaction is significant to County National Bank and this holding company" said James P. Moore, President and CEO of the CNB Financial Corporation. "It will provide us with
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additional banking offices in three new communities and enable us to significantly expand our presence in the Bradford area."

          Under terms of the agreement, approximately 20 employees of these PNC Bank branches will be offered employment at County National Bank.

          "The acquisition of these offices will complement our existing offices in Elk and McKean counties," stated William F. Falger, President and Chief Executive Officer of County National Bank. "PNC Bank customers will receive a high level of customer service and a broad array of financial products at competitive rates and terms."

          "This transaction is part of PNC Bank's ongoing efforts to optimize our branch network," said Joseph C. Guyaux, chief executive officer for the Regional Community Bank of PNC Bank. "The decision to sell these branches was made after a thorough analysis that determined we had an insufficient market share in these localities to produce an appropriate return for our shareholders."

          PNC Bank Corp., headquartered in Pittsburgh, is one of the largest diversified financial services organizations in the United States. Its major businesses include Regional Community Banking, Corporate Banking, Private Banking, Mortgage Banking, Secured Finance, Asset Management and Mutual Funds Servicing.

          CNB Financial Corporation, with assets of more than $450 million, is a single bank holding company and is the parent of County National Bank which operates 16 banking offices throughout Clearfield, Centre, Elk, Jefferson and McKean counties. The Bank employs approximately 208 people and also provides extensive services through its Trust and Asset Management division.

          County National Bank's website is http://www.bankcnb.com.